Exhibit 5.1

May 31, 2017

PennyMac Financial Services, Inc.

3403 Townsgate Road
Westlake Village, CA 91361

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for PennyMac Financial Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 31, 2017 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 1,322,024 additional shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) issuable under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the 2013 Plan and the issuance of the Class A Common Stock thereunder.  We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Class A Common Stock issued pursuant to awards granted or to be granted pursuant to the 2013 Plan will be issued in accordance with the terms of the 2013 Plan, the agreements that accompany the 2013 Plan and the terms of the individual awards, and that the purchase price of the Class A Common Stock will be greater than or equal to the par value per share of the Class A Common Stock.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Class A Common Stock, when issued and sold in the manner referred to in the 2013 Plan and pursuant to the agreements that accompany the 2013 Plan and the terms of the individual awards, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP